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                                                                    EXHIBIT 11.1


                     GEOWASTE INCORPORATED AND SUBSIDIARIES

                     COMPUTATION OF NET EARNINGS PER SHARE

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996





                                                                                                    Fully
                                                                         Primary                   Diluted
                                                                        ----------               ----------
Weighted Average Common Shares
outstanding . . . . . . . . . . . . . . . . . . . . . . . .             18,838,065               18,838,065

Convertible debt  . . . . . . . . . . . . . . . . . . . . .                 --                    2,774,475

Stock options and warrants outstanding  . . . . . . . . . .              1,527,975                1,931,504
                                                                         ---------              -----------

Weighted average shares of common shares outstanding  . . .             20,366,040               23,544,044
                                                                        ==========               ==========
Net income  . . . . . . . . . . . . . . . . . . . . . . . .           $    427,042              $   509,581
                                                                      ============              ===========
Earnings per share  . . . . . . . . . . . . . . . . . . . .           $        .02              $       .02
                                                                      ============              ===========





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